Exhibit 10.10

EXECUTION COPY

[EXPLANATORY NOTE: CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[**]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.]

AGREEMENT BETWEEN

S. C. JOHNSON & SON, INC.

AND

JOHNSON POLYMER, INC.

-i-

24.	WAIVER	29

25.	SEVERABILITY	29

26.	COVENANT OF SECRECY	30

27.	REPURCHASE ON TERMINATION	30

28.	DISPUTE RESOLUTION	31

29.	SURVIVAL	32

30.	NO STRICT CONSTRUCTION	32

-ii-

SCHEDULES

Schedule 1(e)	COMBINATION BRANDS (Transitional Use)

Schedule 1(i)	List of JOHNSON Trademark and Service Mark Applications and Registrations by Country, Including Applicable Classes of Goods and Services

Schedule 1(k)	Licensed Brands

Schedule 1(l)	Licensed Categories

Schedule 1(o)	Categories for SCJ Competitor

Schedule 2(d)	Pre-Existing Third Party Agreements

Schedule 3(a)	Countries for Use of Trade Names

Schedule 4(a)	Approved Polymer Products and Formulas

Schedule 4(g)	POLYMER Design Marks

Schedule 8(a)-1	Pre-Approved Contract Manufacturers

Schedule 8(a)-2	Contract Manufacturing Agreement

Schedule 9(f)	Form of Sublicense Agreement

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AGREEMENT BETWEEN
S. C. JOHNSON & SON, INC.
AND
JOHNSON POLYMER, INC.

THIS AGREEMENT (the “Agreement”) effective as of the 3rd day of May, 2002, by and between S. C. JOHNSON & SON, INC. of Racine, Wisconsin, United States of America, a Wisconsin corporation (hereinafter called “SCJ”), and JOHNSON POLYMER, INC. of Sturtevant, Wisconsin, United States of America, a Wisconsin corporation (hereinafter called “POLYMER”).

WHEREAS, SCJ has been engaged for many years, initially itself and subsequently through various of its subsidiaries, in the development, manufacture and sale of a wide range of products, equipment and services (collectively “products”) for the chemical sales channels of trade, and is the owner of certain valuable trademark rights relating to such products, including certain corporate and trade names;

WHEREAS, SCJ and POLYMER, in its capacity as a former division of CMI, were parties to that certain License Agreement dated June 28, 1997 (the “1997 Agreement”), which was terminated effective July 3, 1999 and superseded in its entirety by that certain Agreement dated July 3, 1999, which was terminated effective November 9, 2001, and which in turn was superseded in its entirety by that certain Agreement dated November 9, 2001 (collectively with the 1997 Agreement, the “Prior Agreements”), which is hereby terminated as at the date hereof and which is hereby superseded in its entirety by this Agreement;

WHEREAS, following termination of the Prior Agreements, POLYMER desires a license from SCJ to use certain SCJ trademark rights in connection with the manufacture, distribution and sale of certain products in the CHEMICAL SALES CHANNELS OF TRADE (as defined herein);

WHEREAS, SCJ desires to maximize the value of its intellectual property rights in the CHEMICAL SALES CHANNELS OF TRADE and is, therefore, willing to grant such license to POLYMER; and

WHEREAS, POLYMER’s parent CMI intends to acquire the DIVERSEY TRADE MARK and the DIVERSEY TRADE NAME (each as defined herein) in connection with CMI’s acquisition of the DiverseyLever business; and, it is intended that one or more JD HOUSE MARKS and JD TRADE NAMES (each as defined herein) will be created solely for the use of CMI, POLYMER and their sublicensees (and not for use by SCJ except as a licensor), that SCJ will own such JD HOUSE MARKS and JD TRADE NAMES and that SCJ will license such JD HOUSE MARKS and JD TRADE NAMES to POLYMER pursuant to this Agreement; and, to the extent necessary to accomplish these objectives, CMI will license the DIVERSEY TRADE MARK and the DIVERSEY TRADE NAME to SCJ but only to the extent necessary to permit SCJ to register and license the JD TRADE MARK and the JD TRADE NAME to POLYMER pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  DEFINITIONS.    As used in this Agreement, the terms:

a)  CHANGE OF CONTROL shall mean, with respect to POLYMER, the occurrence of any event or the existence of any circumstance as a result of which (or immediately after which) the EXEMPT PERSONS no longer have beneficial ownership, either directly or indirectly through SCJ, CMI, HOLDCO or NEWCO, of at least a majority of the then outstanding voting securities of POLYMER entitled to vote generally in the election of directors. Such voting securities do not include POLYMER Class B Stock or POLYMER Class C Stock. Notwithstanding the foregoing, following the occurrence of a TRIGGERING EVENT, the definition of CHANGE OF CONTROL in this Agreement shall automatically be amended in its entirety to mean, (i) if such TRIGGERING EVENT was a CHANGE OF CONTROL, with respect to the applicable entity or entities that underwent such CHANGE OF CONTROL, or (ii) if such TRIGGERING EVENT was an assignment, transfer or other delegation, with respect to the applicable assignee, transferee or delegatee, the occurrence of any event or the existence of any circumstance as a result of which (or immediately after which) the then-current direct or indirect majority shareholders of such entity or entities or of such assignee, transferee or delegatee, as the case may be, no longer has beneficial ownership, either directly or indirectly, of at least a majority of the then-outstanding voting securities of such entity or entities or of such assignee, transferee or delegatee, as the case may be, entitled to vote generally in the election of directors.

b)  CHEMICAL MARKS shall mean, collectively, the LICENSED BRANDS, the HOUSE MARK, the TRADE NAME and the COMBINATION BRANDS.

c)  CHEMICAL SALES CHANNELS OF TRADE shall mean sales of polymers, additives for polymer systems, intermediates or polymer formulations to commercial formulators, industrial converters or job shops.

d)  CMI shall mean S. C. Johnson Commercial Markets, Inc., a Delaware corporation.

e)  COMBINATION BRANDS shall mean those trademarks owned by SCJ which are listed on Schedule 1(e) (which schedule shall be updated by SCJ on a periodic basis throughout the term of this Agreement).

f)  CONDUCT DEEMED DETRIMENTAL shall mean actions by HOLDCO, NEWCO, CMI or POLYMER or its sublicensees which are deemed by the Board of Directors of SCJ to be detrimental to the best interests of SCJ or the goodwill of any HOUSE MARK and/or TRADE NAME.

g)  CONSUMER PRODUCTS shall mean products for residential use now or in the future which consumers can buy from, for example, food, drug, mass merchandise, hardware, retail, discount and wholesale points of sale.

h)  HOLDCO shall mean Commercial Markets Holdco, Inc., a Delaware corporation.

i)  HOUSE MARK shall mean JOHNSON POLYMER, and the JD HOUSE MARK but only in those countries and in connection with those product and service classes specified on Schedule 1(i) (as updated from time to time for those additional countries and in those product and service classes for which SCJ has given its written consent) for the registrations and applications for registration and common law rights of the JOHNSON mark or the JD HOUSE MARK, as applicable.

j)  INITIAL PUBLIC OFFERING shall mean an initial public offering of POLYMER’s Common Stock or the Common Stock of POLYMER’S direct or indirect parent corporation pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended, that results in the stock being listed for trading on the NASDAQ National Market or other recognized securities exchange.

k)  LICENSED BRANDS shall mean those trademarks owned or controlled by SCJ which are listed on Schedule 1(k) (which schedule shall be updated by SCJ on a periodic basis throughout the term of this Agreement) but, as to each trademark, only in the country or countries set forth on the same line as each such trademark in Schedule 1(k).

l)  LICENSED CATEGORIES shall mean those generic product categories listed on Schedule 1(l).

m)  LICENSED PRODUCT MATERIALS shall mean product labels and packaging, advertising and promotional materials bearing the LICENSED BRANDS.

n)  POLYMER BRANDS shall mean those trademarks and service marks owned, controlled or used by POLYMER (other than CHEMICAL MARKS), including, but not limited to any such trademarks and service marks used by POLYMER under any license, agency or distribution agreement or arrangement.

o)  SCJ COMPETITOR shall mean any person or entity, from time to time, having market share within the top five in those product categories listed on Schedule 1(o) in any one or more of the top fifteen countries in which SCJ does business (as determined by sales volume).

p)  SCJ LICENSED PRODUCTS shall mean those specific products authorized by this Agreement for manufacturing, marketing and sale only in commercial sizes which bear one or more of the LICENSED BRANDS. The SCJ LICENSED PRODUCTS shall not bear any POLYMER BRANDS. The SCJ LICENSED PRODUCTS in the U.S., as of the date hereof, consist solely of those products sold by POLYMER under the LICENSED BRANDS as of the date of this Agreement. The SCJ LICENSED PRODUCTS shall further include those products authorized by SCJ in writing to be included on Schedule 1(p) during the term of this Agreement, along with any other SCJ products that are included in any sublicense granted by POLYMER to its subsidiaries and approved by SCJ pursuant to the terms of this Agreement.

q)  TECHNOLOGY AGREEMENT shall mean that certain Technology Disclosure and License Agreement, dated the same date hereof, between SCJ, CMI and POLYMER pursuant to which, inter alia, SCJ has granted POLYMER a license to continue to use all SCJ technology used as of July 3, 1999 by POLYMER in products sold by POLYMER under a POLYMER BRAND.

r)  TRADE NAME shall mean JOHNSON POLYMER and the JD TRADE NAME.

s)  AFFILIATE shall mean, with respect to POLYMER, SCJ, CMI, NEWCO and HOLDCO, any entity controlling or controlled by any such named person, where control means the power to direct the management and policies of a party, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and with respect to any other third person it shall mean any entity controlling, controlled by, or under common control with such person. For the purposes of this Agreement, SCJ and its subsidiaries shall not be considered an AFFILIATE of POLYMER, CMI, NEWCO or HOLDCO or any of their subsidiaries.

t)  MATERIAL INDEBTEDNESS shall mean indebtedness of POLYMER, CMI, or NEWCO or one or more of their subsidiaries under any agreement or arrangement under which indebtedness of at least $25 Million is outstanding.

u)  SENIOR CREDIT AGREEMENT shall mean (i) the Note Indenture as referred to in the Purchase Agreement between CMI, NEWCO and/or HOLDCO (or any of their AFFILIATES) and UNILEVER (or any of its AFFILIATES) and (ii) one or more senior credit agreements pursuant to which POLYMER, CMI, NEWCO, HOLDCO, or any of their AFFILIATES grants a security interest (A) in any of the stock of POLYMER, CMI, NEWCO or HOLDCO, (B) in any real estate leases with SCJ pertaining to SCJ’s Waxdale facility in Mt. Pleasant, Wisconsin and/or the rights granted thereunder, (C) in this AGREEMENT and/or the rights granted hereunder, and/or (D) in the TECHNOLOGY AGREEMENT and/or any rights granted thereunder, including in all such cases any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and, provided there is a continuing security interest in one or more of the assets or property rights described in Section 1(u)(ii) above, in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings outstanding or available to be borrowed thereunder) all or any portion of the obligations under such agreement, and any successor or replacement agreement or agreements with the same or any other agent or agents, creditor, lender or group of creditors or lenders. For the purpose of this definition, the grant of a security interest in a sublicense of this AGREEMENT or the TECHNOLOGY AGREEMENT by an AFFILIATE of POLYMER (as sublicensee) shall not be deemed to be the grant of a security interest within the scope of Section 1(u)(ii)(C) or (D) above.

v)  UNILEVER shall mean UNILEVER PLC, a company established in the United Kingdom.

w)  NEWCO shall mean Johnson Professional Holdings, Inc., a Delaware corporation, the direct parent corporation of CMI, which is also a wholly owned subsidiary of HOLDCO.

x)  CLOSING shall mean the closing of the transactions contemplated by that certain Purchase Agreement dated as of November 20, 2001, as amended by the First Amendment dated February 11, 2002, the Second Amendment dated April 15, 2002 and the Third Amendment dated May 3, 2002, whereby CMI will acquire substantially all of the Diversey Lever business (the “ASSET PURCHASE AGREEMENT”.

y)  JD HOUSE MARK shall mean any mark created by POLYMER and approved in writing by SCJ using the mark “Johnson”, which is owned by SCJ, with the mark “DIVERSEY”, which is owned by CMI, in any combination or variation thereof that uses the complete name “JOHNSON”.

z)  JD TRADE NAME shall mean any trade name created by POLYMER and approved in writing by SCJ using the name “Johnson”, which is owned by SCJ, with the name “DIVERSEY”, which is owned by CMI, in any combination or variation thereof that uses the complete name “JOHNSON”.

aa)  TRIGGERING EVENT shall mean the first to occur of: (i) a CHANGE OF CONTROL of POLYMER, as set forth in Section 15(b) (which, for clarification, shall not include a transfer of an equity interest to a trustee in bankruptcy of HOLDCO, NEWCO, CMI or POLYMER, on a collective basis, to lenders and creditors or a collateral agent under a SENIOR CREDIT AGREEMENT that is secured by a security interest in all or substantially all assets of POLYMER, in each case, as a result of or in connection with an event of the type described in Section 15(k) or Section 15(o)) as a result of or in connection with an event of the types described in Section 15(k) or Section 15(o), (ii) a permanent conversion or exchange of debt to equity as part of a debt restructuring of HOLDCO, NEWCO, CMI or POLYMER as a result of or in connection with an event of the type described in Section 15(k) or Section 15(o) that constitutes or, but for the provisions of the parenthetical in the preceding clause (i), would constitute a CHANGE OF CONTROL of HOLDCO, NEWCO, CMI or POLYMER, or (iii) the assignment, delegation or other transfer of this Agreement or any rights, privileges, duties or obligations hereunder by POLYMER (which, for the sole purpose of defining a TRIGGERING EVENT, shall include a trustee for the benefit of creditors, a trustee in bankruptcy or debtor-in-possession of HOLDCO, NEWCO, CMI or POLYMER or, on a collective basis, lenders and creditors or a collateral agent under any MATERIAL INDEBTEDNESS or a SENIOR CREDIT AGREEMENT that in either case is secured by a security interest in all or substantially all assets of POLYMER) to a third party (which, for the sole purpose of defining a TRIGGERING EVENT, shall not include a trustee for the benefit of creditors, a trustee in bankruptcy or debtor-in-possession of HOLDCO, NEWCO, CMI or POLYMER or, on a collective basis, lenders and creditors or a collateral agent under any MATERIAL INDEBTEDNESS or a SENIOR CREDIT

AGREEMENT that in either case is secured by a security interest in all or substantially all assets of POLYMER) as a result of or in connection with an event of the types described in Section 15(k) or Section 15(o) or otherwise as required by lenders or creditors under any MATERIAL INDEBTEDNESS.

bb)  EXEMPT PERSON shall mean (1) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis; (2) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in (1) above; (3) a trust for the benefit of the spouse of an individual described in (1) above where such spouse has only a lifetime interest in the trust and has no power to dispose of the remainder of the trust other than a power to allocate or reallocate such remainder to or for the benefit of individuals described in (1) above; and (4) a corporation, partnership or limited liability company if a majority of the voting power and a majority of the value of the equity ownership of such corporation, partnership or limited liability company is owned by or for the benefit of one or more individuals or entities described in (1), (2) or (3) above. The determination of whether a trust is for the primary benefit of an individual, the individual’s spouse or descendants and whether a corporation, partnership or limited liability company is controlled by, or a majority of the equity is owned by, one or more individuals or entities shall be made by the Secretary of SCJ in his/her reasonable discretion.

cc)  POLYMER LICENSE shall mean a license to use only the HOUSE MARK and TRADE NAME for a period that is the lesser of (A) ten years from the CLOSING, or (B) the remainder of the initial term (as extended) provided for in Section 15(a), on the same terms and conditions as set forth in this Agreement, except (x) POLYMER shall be required to pay to SCJ a royalty equal to one percent of Net Sales of products sold under the HOUSE MARK or TRADE NAME by POLYMER and its sublicensees, provided that the maximum royalty payable for each contract year of the POLYMER LICENSE shall be [**] (in the event any contract year is less than twelve months, the [**] maximum shall be prorated), and (y) subject to Section 15(u), SCJ shall not have a right to terminate the POLYMER LICENSE prior to the expiration of its term.

dd)  THIRD PARTY LICENSE shall mean a license to use only the HOUSE MARK and TRADE NAME for a period that expires ten years from CLOSING on the same terms and conditions set forth in this Agreement, except (x) Section 15(o) shall be deleted, and (y) SCJ shall have the right to terminate the THIRD PARTY LICENSE in accordance with the provisions thereof including upon the occurrence of events of the type set forth in Sections 15(b), 15(e), 15(f), 15(g), 15(i), 15(j), 15(k), 15(n), or 22(b) of the Agreement and, following such termination, there shall not be any THIRD PARTY LICENSE or POLYMER LICENSE.

2.  TRADEMARK LICENSE.

a)  During the term of this Agreement, and subject to Section 22(b), SCJ hereby grants to POLYMER a nonassignable, exclusive, royalty-free license in the CHEMICAL SALES CHANNELS OF TRADE to use the LICENSED BRANDS on or

in connection with (i) SCJ LICENSED PRODUCTS in the LICENSED CATEGORIES, and (ii) the products approved by SCJ pursuant to Section 4(a) and listed on Schedule 4(a) hereof.

b)  During the term of this Agreement, and subject to Section 22(b), SCJ further grants to POLYMER a nonassignable, exclusive, royalty-free license in the CHEMICAL SALES CHANNELS OF TRADE to use the HOUSE MARK, but only when used: (i) with POLYMER BRANDS, (ii) with LICENSED BRANDS (as licensed pursuant to Section 2(a) above), (iii) with COMBINATION BRANDS (as licensed pursuant to Section 2(c) below), or (iv) on promotional, advertising or other incidental materials (“INCIDENTAL MATERIALS”) used by POLYMER in the ordinary course of its business related to products bearing POLYMER BRANDS, LICENSED BRANDS or COMBINATION BRANDS, and only in those countries and in connection with those classes of products and services specified on Schedule 1(i) (as updated from time to time for those additional countries and those products and service classes for which SCJ has given its written consent) for the JOHNSON mark, or the JD HOUSE MARKS, as applicable.

c)  SCJ further grants to POLYMER, subject to Section 22(b), a personal, nonassignable, exclusive, royalty-free license in the CHEMICAL SALES CHANNELS OF TRADE to manufacture products bearing the COMBINATION BRANDS until June 30, 2002 or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, and to sell-off the existing inventory of such products within twelve (12) months thereafter, but only in those countries and in connection with those classes of products and services specified in Schedule 1(e).

d)  It is understood and agreed between the parties that the scope of the license granted with respect to the HOUSE MARK pursuant to Section 2(b) is subject to those pre-existing third party agreements identified on Schedule 2(d), each of which have been previously provided to and reviewed by POLYMER.

e)  POLYMER shall not have a right or license to use “JOHNSON” as a house mark in any form that differs from the HOUSE MARK. It is further understood and agreed that POLYMER’s license to use the HOUSE MARK shall not include the right to use the Double Diamond symbol or any design elements similar to the Double Diamond symbol.

f)  Subject to SCJ’s right to decide not to maintain a trademark registration for a LICENSED BRAND pursuant to Section 7 or to terminate a LICENSED BRAND pursuant to Section 15(j), SCJ shall maintain the registrations for the LICENSED BRANDS which are listed on Schedule 1(k) during the term of this Agreement.

g)  Any proposed additions by POLYMER to those items included within the LICENSED BRANDS, LICENSED CATEGORIES, SCJ LICENSED PRODUCTS, HOUSE MARKS or TRADE NAMES shall be submitted to SCJ by written notice pursuant to Section 23 below. SCJ agrees to review the submission promptly. POLYMER’s proposed additions to those items included within the LICENSED

BRANDS, LICENSED CATEGORIES, SCJ LICENSED PRODUCTS, HOUSE MARKS or TRADE NAMES will be subject to approval by SCJ in its sole discretion on a country-by-country basis.

3.  USE OF TRADE NAME BY POLYMER.

a)  During the term of this Agreement, and subject to Section 22(b), SCJ hereby grants to POLYMER a personal, nonassignable, exclusive, royalty-free license in the CHEMICAL SALES CHANNELS OF TRADE to use the TRADE NAMES as corporate names or as division identifiers in the U.S. and in those countries listed in Schedule 3(a) only. POLYMER shall not have any right or license to use “JOHNSON” in a corporate name or as a division identifier in any way or in any form that differs from the TRADE NAME. Except as otherwise expressly provided herein, it is further understood and agreed that POLYMER’s license to use the TRADE NAME shall not include a right to use the Double Diamond symbol or any design elements similar to the Double Diamond symbol.

b)  POLYMER agrees that it shall acquire no right, title, or interest other than as expressly granted in this Agreement in the TRADE NAME.

c)  In the event that any country or governmental entity shall nationalize or otherwise acquire any interest in POLYMER, all rights of POLYMER to use the TRADE NAME in such country shall terminate. Upon such termination, the right to use the TRADE NAME in such country shall thereupon immediately cease and revert to SCJ (subject to Section 15(t)), and the license granted in this Section 3 shall thereupon immediately terminate in such country, all without further action on the part of either POLYMER or SCJ.

d)  Notwithstanding anything in this Agreement to the contrary, POLYMER shall not have the right to use or permit others to use a TRADE NAME or HOUSE MARK to identify POLYMER as a participant in a joint venture or other strategic alliance or as having an ownership interest in a corporation, partnership or other entity (other than a controlled subsidiary of POLYMER or Johnson Polymer Corporation), without the prior written consent of SCJ, which consent may be withheld by SCJ in its sole discretion. In the event SCJ determines to grant such consent to POLYMER, POLYMER shall enter into an agreement with the applicable entity, in a form acceptable to SCJ, granting such entity the limited right to use a specified TRADE NAME or HOUSE MARK in accordance with the terms of such approved agreement solely to identify POLYMER’S participation or ownership interest therein. POLYMER acknowledges that SCJ shall not consent to POLYMER’s use of a TRADE NAME or HOUSE MARK to identify itself in connection with any entity that conducts business outside the CHEMICAL SALES CHANNELS OF TRADE. Nothing in this Section 3(d) shall alter SCJ’s right to terminate this Agreement pursuant to Section 15(h).

4.  COVENANTS AND RESTRICTIONS REGARDING CHEMICAL MARKS.

a)  POLYMER shall make faithful, vigorous and diligent efforts to promote and enhance the goodwill of the CHEMICAL MARKS. POLYMER shall not have the right to grant any other party the right to use the CHEMICAL MARKS, except that POLYMER may grant sublicenses to its controlled subsidiaries (only for so long as such subsidiaries remain controlled by POLYMER) and, subject to written agreement with SCJ, to other companies in which POLYMER has an equity interest, in accordance with and subject to the terms and conditions of this Agreement. Except for those products and formulas approved in writing by SCJ and listed on Schedule 4(a), POLYMER shall not associate any LICENSED BRANDS or any simulations thereof with any goods other than the appropriate SCJ LICENSED PRODUCTS. The products and their corresponding formulas listed on Schedule 4(a) are deemed approved by SCJ, subject to Sections 18, 19 and 20 hereof.

b)  Subject to Section 15(t), POLYMER acknowledges SCJ’s exclusive ownership of all right, title and interest in and to the CHEMICAL MARKS, including any applications for registration and registrations thereof, and agrees that it will not at any time do, cause to be done or assist others in doing, any act or thing contesting or in any way intending to impair the CHEMICAL MARKS or SCJ’s exclusive ownership thereof.

c)  Subject to Section 15(t), it is agreed that POLYMER has not acquired and shall not acquire any rights of any character whatsoever in the CHEMICAL MARKS for itself; that all use by POLYMER of CHEMICAL MARKS shall inure to the benefit of SCJ; that, upon the request of SCJ, POLYMER shall at any time execute documents prepared by SCJ transferring or confirming the transfer to SCJ of all right, title, and interest in any CHEMICAL MARK resulting from use or registration thereof by POLYMER; and that POLYMER shall neither claim or exert any rights whatsoever to CHEMICAL MARKS or registrations therefor.

d)  POLYMER shall use the CHEMICAL MARKS in a manner consistent with this Agreement and in accordance with generally accepted proper trademark usage. POLYMER shall affix proper trademark notices for the CHEMICAL MARKS on all labels, packaging, advertisements and literature for SCJ LICENSED PRODUCTS and products sold under a HOUSE MARK, TRADE NAME or COMBINATION BRAND. All labels, packaging, advertisements and literature bearing one or more of the LICENSED BRANDS shall contain the following legend:

[Specific Trademarks] Used Under Authority from
S. C. JOHNSON & SON, INC., Racine, Wisconsin, U.S.A.

e)  By no later than June 30, 2002 or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, POLYMER shall cease all manufacture of products sold under a POLYMER BRAND which incorporate graphics, trade dress, designs or labels similar to any product sold under a LICENSED BRAND (unless POLYMER can demonstrate to SCJ that such graphics, trade dress, designs or labels were used on products manufactured and distributed by POLYMER or any POLYMER AFFILIATE prior to their use by SCJ or any SCJ AFFILIATE and, in that case, POLYMER and its AFFILIATE may continue to use such elements on such products), and POLYMER shall have an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products.

f)  POLYMER shall use a unique, original, distinctive letter style for the words JOHNSON POLYMER and JOHNSON DIVERSEY in the HOUSE MARK. The letter style selected shall not be similar to the unique, proprietary letter style SCJ uses for “JOHNSON” in its house mark and must be approved in writing in advance by SCJ.

g) POLYMER shall not use the letters “SC”, the Double Diamond Symbol or design elements similar to the Double Diamond Symbol in its HOUSE MARK and if POLYMER chooses to adopt a design element for its HOUSE MARK, such design element must be approved in writing in advance by SCJ, and thereafter attached hereto and incorporated herein as Schedule 4(g) (“POLYMER DESIGN MARK”), subject to the transitional period specified in Section 4(i). The parties agree that as between themselves, such POLYMER DESIGN MARK shall be owned by SCJ and shall be deemed to be one of the HOUSE MARKS.

h)  POLYMER shall not incorporate any geometric shapes within the “J” of “JOHNSON”.

i)  POLYMER was required to begin use of some of the SCJ-approved HOUSE MARKS and/or POLYMER DESIGN MARK no later than July 3, 1999. In connection with POLYMER’s transition to the use of such HOUSE MARKS and/or POLYMER DESIGN MARK, POLYMER shall cease manufacture of any SCJ LICENSED PRODUCTS that use the house marks previously licensed under the 1997 Agreement, including “SC” and/or the Double Diamond Symbol (including the use of “SC” and the Double Diamond symbol in the prior house mark) by no later than December 31, 2002 or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, and shall have an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products. POLYMER was required to cease, and POLYMER represents to SCJ that it has ceased manufacture of any products sold under POLYMER BRANDS or COMBINATION BRANDS that use such house marks previously licensed under the 1997 Agreement by December 31, 2001, subject to an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products. During either such transition period, POLYMER shall not use the house marks previously licensed under the 1997 Agreements, including “SC” and/or the Double Diamond symbol, in any manner or in connection with any products or services that are different than the uses made by POLYMER of such house marks on or before April 1, 1999.

j)  It is understood and agreed by POLYMER that POLYMER shall not have the right to use “JOHNSON” as part of a trade name, house mark, trademark or service mark in any way or in any form that does not comply with the limitations and restrictions set forth herein.

k)  The trademark and service mark registrations, applications and common law rights with respect to the JOHNSON mark in those countries and for those classes of goods and services listed in Schedule 1(i), serve as the basis for the rights licensed by SCJ to POLYMER for the HOUSE MARK. SCJ shall arrange for filing in SCJ’s name and at POLYMER’s expense any new trademark and service mark applications requested by POLYMER or that SCJ otherwise determines to be necessary or desirable to protect the HOUSE MARK. If SCJ does not file any requested applications within a mutually agreed time period, then POLYMER may file in SCJ’s name and at POLYMER’s expense any such new trade mark and service mark applications for the HOUSE MARKS or the TRADE NAMES after first submitting copies of such applications to SCJ, provided that POLYMER shall not file any such applications if within fifteen (15) days of submission to SCJ it receives from SCJ a written good faith objection to the filing of the same.

l)  By no later than June 30, 2002 or the date of an INITIAL PUBLIC OFFERING, whichever occurs first, POLYMER shall cease manufacture of all products using a TRADE NAME or HOUSE MARK in combination with a POLYMER BRAND that use labels, graphics, trade dress and designs that are copies of or based on or similar to labels, graphics, trade dress or designs used by SCJ in connection with CONSUMER PRODUCTS (unless POLYMER can demonstrate to SCJ that such graphics, trade dress, designs or labels were used on products manufactured and distributed by POLYMER or any POLYMER AFFILIATE prior to their use by SCJ or any SCJ AFFILIATE and, in that case, POLYMER and its AFFILIATE may continue to use such elements on such products), and POLYMER shall have an additional twelve (12) month period in which to complete the sell-off of its remaining inventory of any such products.

m)  If, in connection with POLYMER’S phase-out of its use of the COMBINATION BRANDS as required pursuant to Section 2(c), POLYMER desires to obtain a registration of a substitute combination brand that incorporates a HOUSE MARK, POLYMER shall notify SCJ thereof and SCJ shall cooperate with POLYMER to obtain such registration in SCJ’s name. SCJ shall grant POLYMER a nonassignable, exclusive, royalty-free license thereof in the CHEMICAL SALES CHANNELS OF TRADE. POLYMER’S rights and obligations with respect to such substitute combination brands which incorporate a HOUSE MARK shall otherwise be consistent with its rights and obligations in connection with the HOUSE MARKS hereunder.

5.  OWNERSHIP OF CHEMICAL BRANDS.

a)  POLYMER acknowledges and agrees that all LICENSED BRANDS, HOUSE MARKS (subject to Section 15(t)), TRADE NAMES (subject to Section 15(t)) and COMBINATION BRANDS are owned or controlled exclusively by SCJ, and POLYMER covenants and agrees not to contest such ownership.

b)  Except as provided in Section 4(k), POLYMER shall not have the right to seek or obtain registrations of any LICENSED BRANDS, HOUSE MARKS, TRADE NAMES or COMBINATION BRANDS.

c)  Breach by POLYMER or any sublicensee of any provision of this Section 5 shall constitute a material breach of this Agreement which shall be handled in accordance with the termination procedures set forth in Section 15(c), 15(d), 15(e) or 15(f), as applicable. SCJ shall also have the right to cause POLYMER or its sublicensee to assign any application or registration obtained in violation hereof to SCJ. Any such applications or registrations obtained in violation of this Section 5(c) shall be held by POLYMER in trust for SCJ until assignment to SCJ.

d)  POLYMER shall provide SCJ with all documents reasonably requested by SCJ to ensure that the rights to any such applications or registrations are held entirely by SCJ.

e)  The parties recognize that SCJ, by reason of its ownership or control of the LICENSED BRANDS, will benefit from the brand recognition and customer goodwill resulting from the promotion and sale of SCJ LICENSED PRODUCTS by POLYMER in accordance with the terms of this Agreement. The parties agree that any accretion of product-related intangible value attributed to POLYMER’s activities inheres in the SCJ LICENSED PRODUCTS and belongs at all times to SCJ as owner of the LICENSED BRANDS. Accordingly, the parties agree that no consideration shall be payable to POLYMER upon termination by SCJ of this Agreement in whole or in part, in accordance with the terms of this Agreement.

f)  SCJ hereby grants to POLYMER the right and option to purchase the LICENSED BRANDS at their fair market value, to be mutually determined and agreed by the parties. POLYMER may exercise this option by giving SCJ at least ninety (90) days advance written notice at any time between the effective date of this Agreement and July 3, 2002. Upon exercise of such option, this Agreement shall be amended as necessary to reflect POLYMER’s ownership of the LICENSED BRANDS. In the event that the parties are unable to agree on the fair market value of the LICENSED BRANDS within 30 days following the foregoing notification, the parties shall appoint an independent third party auditor from one of the “Big 5” accounting firms to assess the fair market value of such LICENSED BRANDS, whose assessment shall be final and binding upon both parties.

6.  LICENSED TRADE CHANNELS.

a)  If a dispute between SCJ and POLYMER concerning any CHEMICAL SALES CHANNEL OF TRADE cannot be resolved amicably between the parties, such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 28 hereof.

b)  POLYMER agrees not to solicit, take or fulfill orders for SCJ LICENSED PRODUCTS or products bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND outside the CHEMICAL SALES CHANNELS OF TRADE, regardless of the means used for any such sale, including but not limited to sales made over the Internet. In the event that POLYMER or any sublicensee sells SCJ LICENSED PRODUCTS or products bearing a HOUSE MARK, TRADE NAME or

COMBINATION BRAND outside the CHEMICAL SALES CHANNELS OF TRADE, such event shall constitute a material breach of this Agreement which shall be handled in accordance with the termination procedures set forth in Section 15(c), 15(d), 15(e) or 15(f), as applicable.

7.  TRADEMARK AND PATENT INFRINGEMENT.    POLYMER shall promptly notify SCJ in writing of, and submit specimens of any instances of, actual or probable infringement known to POLYMER of the CHEMICAL MARKS. POLYMER shall likewise notify SCJ of any information or notice that the CHEMICAL MARKS infringe trademark rights of others. SCJ shall notify POLYMER of any lawsuit filed against SCJ by a third party alleging that the SCJ LICENSED PRODUCTS infringe patent rights of others or that the CHEMICAL MARKS infringe trademark rights of others. SCJ shall have the right to control, and bear the cost incurred in connection with the prosecution and defense of any infringement actions relating to the SCJ LICENSED PRODUCTS or CHEMICAL MARKS. Nonetheless, POLYMER shall have the right to participate in (at its own cost) and consult with SCJ in connection with such actions. SCJ shall give good faith consideration to any proposals or recommendations made by POLYMER regarding strategy or procedure in connection with prosecution or defense of any such infringement action. Any damage award against POLYMER or SCJ based on POLYMER’s infringement of a third party’s intellectual property rights shall be the sole responsibility of POLYMER. If SCJ decides, at its discretion, not to defend or continue to defend an infringement action relating to the SCJ LICENSED PRODUCTS or CHEMICAL MARKS, including without limitation any decision not to continue to maintain its trademark rights challenged by such suit, POLYMER shall have the right to do so (unless SCJ has a reasonable objection thereto) at its sole cost and expense, including the right to maintain the applicable trademark registrations in the name of and on behalf of SCJ; provided, however, that nothing herein shall limit SCJ’s right to terminate any LICENSED BRAND from the license granted herein pursuant to Section 15(j). If SCJ decides, at its discretion, not to prosecute or continue the prosecution of an infringement action against a third party, POLYMER shall have the right to do so (unless SCJ has a reasonable objection thereto) at its sole cost and expense.

8.  CONTRACT MANUFACTURE.

a)  POLYMER may have SCJ LICENSED PRODUCTS manufactured for it by another party (subject to the prior written approval of SCJ and to the terms and conditions of this Agreement). POLYMER shall request SCJ’s approval to use a third party contract manufacturer or packer by submitting a written request to SCJ in accordance with the provisions of Section 23 below. Notwithstanding the foregoing, the third parties listed on Schedule 8(a)-1 have been pre-approved by SCJ to act as contract manufacturers and packers for POLYMER for those SCJ LICENSED PRODUCTS appearing next to their names on such schedule. Any approved contract manufacturer or packer may affix, on behalf of POLYMER, CHEMICAL MARKS to the pre-approved SCJ LICENSED PRODUCTS. Such other party shall not be obligated to obtain separate trademark licenses from SCJ with respect to products so manufactured on behalf of POLYMER. POLYMER shall enter into a written contract manufacturing agreement with such other party, which shall include, among other things, the provisions set forth in Schedule 8(a)-2 attached hereto. Except as set forth in Section 8(c) below, POLYMER shall have the right to determine which SCJ LICENSED PRODUCTS, if any, shall be manufactured for it by other parties for distribution and sale by POLYMER in accordance with this Agreement.

b)  Notwithstanding the foregoing, in the event SCJ reasonably determines that one or more SCJ LICENSED PRODUCTS being manufactured or packaged for POLYMER by a contract manufacturer or packer are being diverted outside the CHEMICAL SALES CHANNELS OF TRADE in one or more countries, SCJ shall notify POLYMER thereof. POLYMER shall have sixty (60) days in which to ensure that any such diversion has ceased and to provide SCJ with satisfactory evidence thereof. If SCJ is satisfied that such diversion has ceased, the third party contract manufacturer or packer shall retain its approved status with respect to such SCJ LICENSED PRODUCT(S). If, on the other hand, SCJ is not satisfied that diversion of such SCJ LICENSED PRODUCT(S) has ceased in those countries, POLYMER shall be obligated to terminate that contract manufacturer’s or packer’s rights with respect to such SCJ LICENSED PRODUCT(S) and another approved contract manufacturer, as mutually agreed, shall supply such SCJ LICENSED PRODUCT(S) for sale in such countries.

c)  In the event an approved contract manufacturer or packer fails to meet the quality standards required under this Agreement, SCJ shall notify POLYMER and the contract manufacturer or packer of the specific deficiencies in writing. Unless the deficiencies constitute a material breach of this Agreement which shall be handled in accordance with the termination procedures set forth in Sections 15(c), 15(d), 15(e) or 15(f), as applicable, POLYMER and the contract manufacturer or packer shall have one hundred eighty (180) days to remedy the deficiencies and provide SCJ with a report on how such deficiencies have been remedied. If SCJ agrees that the remedial changes are adequate, the third party contract manufacturer or packer shall retain its approved status. If, on the other hand, SCJ determines that the remedial changes are inadequate, the third party contract manufacturer or packer shall lose its approved status and POLYMER shall no longer be able to use such third party contract manufacturer or packer to manufacture SCJ LICENSED PRODUCTS.

d)  POLYMER shall ensure that all contract manufacturers or packers (other than UNILEVER) for products that use a formula provided to such contract manufacturer or packer by POLYMER use only pre-approved ingredients, raw materials, packages and quality control standards and with respect to other products, POLYMER shall take commercially reasonable measures to require that such products meet specifications approved by POLYMER.

e)  All contract manufacturing agreements for SCJ LICENSED PRODUCTS shall terminate upon termination of this Agreement or termination of SCJ’s license under the LICENSED BRANDS, and POLYMER shall accordingly notify each contract manufacturer and packer of such termination.

f)  The parties acknowledge that SCJ is a direct third party beneficiary of any contract between POLYMER and its contract manufacturers and packers for SCJ LICENSED PRODUCTS. SCJ shall have the right, independent of POLYMER, to require performance by any contract manufacturer or packer of all terms and conditions of the contract manufacturing agreement with respect to SCJ LICENSED PRODUCTS and to bring all causes of action that result from breach of such terms and conditions by the contract manufacturer or packer.

9.  SUBLICENSES.

a)  POLYMER shall have the right to grant sublicenses of its rights under this Agreement to its controlled subsidiaries (only for so long as such subsidiaries remain controlled by POLYMER) and to other companies in which POLYMER has an equity interest approved by SCJ in writing as an amendment to this Agreement (such approval being granted only for so long as the shareholdings of such other companies remain the same as of the date of the approval). The following non-controlled companies (with their shareholdings as of the date hereof) are deemed approved by SCJ as of the date hereof: Johnson Polymer Corporation.

b)  POLYMER shall authorize each sublicensee to sell only in its licensed territory and shall prohibit sublicensees from soliciting sales outside its licensed territory.

c)  POLYMER hereby guarantees the proper performance of the terms and conditions of each such sublicense by its sublicensees.

d)  POLYMER shall give SCJ prompt written notice of the execution of any sublicense agreement and, at the same time, give SCJ a copy of the complete, signed agreement. POLYMER shall record such sublicenses at its own expense in those countries where doing so is necessary or desirable to protect the sublicensed trademark rights; provided, that in the event POLYMER does not do so, SCJ retains the right to record the sublicenses at POLYMER’S expense.

e)  POLYMER shall provide SCJ with a list of its current sublicensees (and the shareholdings of such sublicensees) on a regular basis and, in any event, at least once per calendar year during the term of this Agreement.

f)  With respect to any sublicensee of Polymer under this Agreement, within six (6) months of the CLOSING (or for a sublicensee being created after the CLOSING, six (6) months after the creation of such sublicensee), (i) Polymer shall enter into any sublicense agreements relating to CHEMICAL MARKS in the form attached hereto as Schedule 9(f) or (ii) submit to SCJ for approval a form of sublicense that as closely as possible conforms to the attached Schedule 9(f) while being consistent with local law.

g)  To the extent permitted by local law, each such sublicense shall be retroactively effective as of the date hereof. Any proposed modifications to the Schedule 9(f) form of sublicense agreement must be approved in advance by SCJ in writing. If SCJ does not review and approve or reject any amended sublicense agreement within a mutually agreed time period, then Polymer may enter into such sublicense after first submitting copies of such sublicense to SCJ, provided that Polymer shall not execute any such amended sublicense if within fifteen (15) days of submission to SCJ it receives from SCJ a written good faith objection to such amended sublicense.

h)  The parties acknowledge that SCJ is a direct third party beneficiary of POLYMER’s sublicenses. SCJ shall have the right, independent of POLYMER, to require performance by any sublicensee of all terms and conditions of the sublicense agreement and to bring all causes of action that result from breach of those terms and conditions by the sublicensee.

10.  MONITORING SUBLICENSEES.    POLYMER shall, at its sole expense, monitor and control use of the CHEMICAL MARKS and the manufacture and sale of SCJ LICENSED PRODUCTS or products bearing a HOUSE MARK, TRADE NAME and/or COMBINATION BRAND by its sublicensees and shall provide SCJ with any reports reasonably requested relating to its sublicensees. Any use of the CHEMICAL MARKS by a sublicensee not satisfactory under the standards of this Agreement, any failure of a sublicensee to maintain the quality of the SCJ LICENSED PRODUCTS or products bearing a HOUSE MARK, TRADE NAME and/or COMBINATION BRAND in accordance with the terms and conditions of this Agreement or any misuse or disclosure of confidential information in violation of the terms of this Agreement by a sublicensee shall constitute a material breach of this Agreement by POLYMER with respect to the sublicensed territory and shall be handled in accordance with the provisions of Section 15(d) or 15(f), as applicable.

11.  MANNER OF PRODUCTION.

a)  POLYMER shall manufacture, or have manufactured for it pursuant to Section 9 above, all present and future SCJ LICENSED PRODUCTS in accordance with standards approved by SCJ. The quality of all SCJ LICENSED PRODUCTS shall be as approved by SCJ. POLYMER shall send to SCJ for approval a representative specimen of any SCJ LICENSED PRODUCTS as SCJ may request.

b)  All present and future products manufactured by POLYMER, or to be manufactured for it pursuant to Section 9, and sold under a HOUSE MARK and/or TRADE NAME in combination with a POLYMER BRAND or a COMBINATION BRAND, shall be of a quality that is consistent with the quality of POLYMER BRAND products as of the date hereof. POLYMER shall send to SCJ representative specimens of any such product or products upon SCJ’s written request.

12.  MANNER OF ADVERTISING AND LABELING.

a)  Upon SCJ’s request, POLYMER and its subsidiaries shall submit all new LICENSED PRODUCT MATERIALS to SCJ for prior approval. If SCJ has not rejected a submission within thirty (30) days of receipt, such submission shall be deemed approved. POLYMER shall use LICENSED BRANDS and COMBINATION BRANDS in advertisements, labels, literature and the like in a manner consistent with past practice or as otherwise approved by SCJ.

b)  POLYMER shall not make any claims or representations with respect to SCJ LICENSED PRODUCTS other than claims and representations that are contained on such SCJ LICENSED PRODUCTS sold by SCJ or its AFFILIATES) without prior approval of SCJ. POLYMER shall discontinue any existing but unauthorized claims on

SCJ LICENSED PRODUCTS by December 31, 2002, plus an additional twelve (12) month inventory sell-off period (except that POLYMER shall immediately cease using any such unauthorized product claims that violate applicable law) and, further, POLYMER shall be fully responsible for and shall indemnify SCJ against all damages, losses, demands and actions arising out of any such unauthorized product claims. Except as provided in the prior sentence, POLYMER shall not make any comparisons in its advertising materials or otherwise between POLYMER BRAND or COMBINATION BRAND products and SCJ LICENSED PRODUCTS or SCJ CONSUMER PRODUCTS.

13.  MATERIALS, EQUIPMENT AND PERSONNEL.    POLYMER agrees to bear the cost of all materials, labels, containers and other commodities used in the manufacture and sale of SCJ LICENSED PRODUCTS and products sold under a HOUSE MARK, TRADE NAME, POLYMER BRAND or COMBINATION BRAND and shall furnish all buildings, equipment and personnel including sales force, facilities for handling and merchandising such products, and accounting and other office personnel for the proper conduct of the business.

14.  REPORTS, INSPECTION AND RECORDS.

a)  SCJ shall have the right to examine at any time during regular business hours, through its employees or agents, all of POLYMER’s raw materials, manufacturing facilities, manufacturing procedures and SCJ LICENSED PRODUCTS, and products sold under a HOUSE MARK, TRADE NAME, POLYMER BRAND (other than those products that use only a POLYMER BRAND) or COMBINATION BRAND, in any stage of manufacture to make certain that POLYMER is attaining the standards required by this Agreement for SCJ LICENSED PRODUCTS and products sold under a HOUSE MARK, TRADE NAME, POLYMER BRAND (other than those products that use only a POLYMER BRAND) or COMBINATION BRAND. Inspection by SCJ of products and manufacturing facilities of POLYMER shall not relieve POLYMER of its product and warranty obligations. SCJ shall have the same rights of inspection and examination with respect to parties who manufacture such products for POLYMER.

b)  POLYMER and its sublicensees shall keep and maintain, and SCJ shall have the right to examine at any time during regular business hours through its employees or agents, all reports and records that relate to this Agreement including statistics, formulae, advertising materials and similar matters. POLYMER agrees that it will make such changes and improvements in its reports and records, as well as in manufacturing, advertising, labeling and sale of SCJ LICENSED PRODUCTS, as may be requested from time to time by SCJ.

c)  POLYMER agrees to submit written quarterly reports as to quality of the SCJ LICENSED PRODUCTS, along with any other regular reports as SCJ may request, in such form or forms as SCJ may from time to time prescribe.

d)  POLYMER shall furnish SCJ with a copy of its SENIOR CREDIT AGREEMENTS and any agreement relating to a MATERIAL INDEBTEDNESS within thirty (30) days following the CLOSING and thereafter throughout the term of this Agreement, POLYMER shall also furnish SCJ with copies of the quarterly (and any other) compliance package provided to the banks or other creditors under any such SENIOR CREDIT AGREEMENTS or other agreements relating to a MATERIAL INDEBTEDNESS, including but not limited to quarterly financials, a compliance certificate and the schedule to the compliance certificate detailing compliance with the key covenants under any such agreement, when and as delivered to such agents or lenders. SCJ shall limit access to such information to its Chairman, Chief Financial Officer, Vice President-Corporate Treasurer, and General Counsel (or similar positions).

15.  DURATION AND TERMINATION.

a)  This Agreement shall commence on the effective date set forth in the first paragraph of this Agreement and continue in force for an initial term of eight (8) years from such effective date, or, if the CLOSING occurs on or before June 30, 2002, then for an initial term ending eight (8) years from the date of CLOSING. If the CLOSING has occurred on or before June 30, 2002, and SCJ has not terminated this Agreement, then the initial term shall be automatically extended at the end of the first year following CLOSING (“Extension Date”) for one additional year (i.e., to an initial term ending nine (9) years from the date of CLOSING), provided that SCJ has not given POLYMER notice of breach or default of or under any of the terms or conditions of this Agreement on or before the Extension Date that is not cured by POLYMER within thirty (30) days of being notified thereof by SCJ. If the CLOSING has occurred on or before June 30, 2002, and SCJ has not terminated this Agreement, then the initial term shall be further extended at the end of the second year following CLOSING (“Second Extension Date”) for one additional year (i.e., to an initial term ending ten (10) years from the date of CLOSING), provided that SCJ has not given POLYMER notice of breach or default of or under any of the terms or conditions of this Agreement on or before the Second Extension Date that is not cured by POLYMER within thirty (30) days of being notified thereof by SCJ. Thereafter, the term of this Agreement may be renewed by POLYMER for additional terms of two (2) years each, subject to SCJ’s prior written consent, which may be granted or withheld in SCJ’s sole discretion.

b)  In the event POLYMER undergoes a CHANGE OF CONTROL, this Agreement and the obligations of SCJ and the rights and privileges of POLYMER under this Agreement shall automatically terminate as of the effective date of the CHANGE OF CONTROL; provided, however, that upon the occurrence of the foregoing as a TRIGGERING EVENT, this Agreement shall thereafter be a THIRD PARTY LICENSE.

c)  If POLYMER is in material breach or default of or under any of the terms or conditions of this Agreement as a result of its actions or inaction with respect to one or more LICENSED BRANDS or SCJ LICENSED PRODUCTS (including but not limited to failure to comply with the provisions of Section 19 with respect to an SCJ LICENSED PRODUCT), SCJ may terminate POLYMER’s license under the LICENSED BRANDS by giving at least thirty (30) days’ written notice to POLYMER describing the breach or default that is the reason for termination of such license. POLYMER’s license under the LICENSED BRANDS shall terminate at the end of the notice period unless POLYMER cures or remedies the breach or default supporting termination to SCJ’s satisfaction within the notice period; provided, however, that any dispute between SCJ and

POLYMER concerning any such alleged breach or default by POLYMER's sublicensee shall be resolved in accordance with the applicable dispute resolution procedure set forth in Section 28. Termination of POLYMER's and its sublicensee's license under the LICENSED BRANDS in the sublicensed territory in the event of uncured breach of this Agreement or the relevant sublicense agreement as a result of such sublicensee's actions or inaction with respect to one or more LICENSED BRANDS or SCJ LICENSED PRODUCTS shall not preclude SCJ from seeking any other remedies available to it as a result of such uncured breach.

d)  If a POLYMER sublicensee is in material breach or default of or under any of the terms or conditions of its sublicense agreement or this Agreement as a result of its actions or inaction with respect to one or more LICENSED BRANDS or SCJ LICENSED PRODUCTS, SCJ may terminate POLYMER’s and its sublicensee’s license under the LICENSED BRANDS in the sublicensed territory by giving at least thirty (30) days’ written notice to POLYMER describing the breach or default that is the reason for termination of such license in the sublicensed territory. POLYMER’s and its sublicensee’s license under the LICENSED BRANDS shall terminate with respect to such sublicensed territory at the end of the notice period unless POLYMER cures or remedies (or causes its sublicensee to cure or remedy) the breach or default supporting termination to SCJ’s satisfaction within the notice period; provided, however, that any dispute between SCJ and POLYMER concerning any such alleged breach or default by POLYMER’s sublicensee shall be resolved in accordance with the applicable dispute resolution procedure set forth in Section 28. Termination of POLYMER’s and its sublicensee’s license under the LICENSED BRANDS in the sublicensed territory in the event of uncured breach of this Agreement or the relevant sublicense agreement as a result of such sublicensee’s actions or inaction with respect to one or more LICENSED BRANDS or SCJ LICENSED PRODUCTS shall not preclude SCJ from seeking any other remedies available to it as a result of such uncured breach.

e)  If POLYMER is in material breach or default of or under any of the terms or conditions of this Agreement as a result of its actions or inaction with respect to the HOUSE MARK, TRADE NAME or COMBINATION BRANDS (including but not limited to failure to comply with the provisions of Section 19 with respect to products sold under a HOUSE MARK, TRADE NAME or COMBINATION BRAND), SCJ may give at least thirty (30) days’ written notice to POLYMER describing the breach or default and unless POLYMER cures or remedies such breach or default to SCJ’s satisfaction within the notice period, this Agreement shall thereafter be a POLYMER LICENSE; provided, however, that any dispute between SCJ and POLYMER concerning any such alleged breach or default shall be resolved in accordance with the applicable dispute resolution procedure set forth in Section 28. Conversion of this Agreement into a POLYMER LICENSE in the event of uncured breach of this Agreement by POLYMER as a result of its actions or inaction with respect to the HOUSE MARK, TRADE NAME or COMBINATION BRANDS shall not preclude SCJ from seeking any other remedies available to it as a result of such uncured breach.

f)  If a POLYMER sublicensee is in material breach or default of or under any of the terms or conditions of its sublicense agreement or this Agreement as a result of its actions or inaction with respect to the HOUSE MARK, TRADE NAME or

COMBINATION BRANDS, SCJ may give at least thirty (30) days’ written notice to POLYMER describing the breach or default in such sublicensed territory and unless POLYMER cures or remedies (or causes its sublicensee to cure or remedy) such breach or default to SCJ’s satisfaction within the notice period, this Agreement shall thereafter be a POLYMER LICENSE in such sublicensed territory; provided, however, that any dispute between SCJ and POLYMER concerning any such alleged breach or default by POLYMER’s sublicensee shall be resolved in accordance with the applicable dispute resolution procedures set forth in Section 28. Conversion of this Agreement into a POLYMER LICENSE with respect to the sublicensed territory in the event of uncured breach of this Agreement or the relevant sublicense agreement as a result of such sublicensee’s actions or inaction with respect to the HOUSE MARK, TRADE NAME or COMBINATION BRANDS shall not preclude SCJ from seeking any other remedies available to it as a result of such uncured breach.

g)  Upon at least thirty (30) days’ written notice by SCJ to POLYMER for any CONDUCT DEEMED DETRIMENTAL, this Agreement shall thereafter be a POLYMER LICENSE; provided, however, that any dispute between SCJ and POLYMER concerning whether or not POLYMER or any of its sublicensees should be deemed to have engaged in CONDUCT DEEMED DETRIMENTAL shall be resolved in accordance with the applicable dispute resolution procedures set forth in Section 28.

h)  In the event POLYMER or any of its AFFILIATES promote, market, sell or distribute, directly or indirectly, including without limitation through a joint venture, co-marketing arrangement or other strategic alliance, outside the CHEMICAL SALES CHANNELS OF TRADE any product (including but not limited to CONSUMER PRODUCTS that do not bear any of the CHEMICAL MARKS) that competes with SCJ CONSUMER PRODUCTS, SCJ will have the right to terminate POLYMER’s license with respect to the LICENSED BRANDS and SCJ LICENSED PRODUCT(S) by giving at least thirty (30) days’ written notice to POLYMER; provided, however, that such license shall not terminate if all such promotion, marketing, sale and distribution outside the CHEMICAL SALES CHANNEL OF TRADE of such products ceases within such thirty (30) day notice period. Any dispute between SCJ and POLYMER concerning any such alleged competition shall be resolved in accordance with the applicable dispute resolution procedure set forth in Section 28.

i)  This Agreement shall become a POLYMER LICENSE immediately on written notice to POLYMER in the event that UNILEVER sells or otherwise transfers any or all of its ownership interest in CMI or NEWCO to a third party (other than HOLDCO, NEWCO or one of their AFFILIATES or a UNILEVER AFFILIATE) without the prior written consent of SCJ, other than as permitted under Section 8.13 of the Stockholder’s Agreement; provided, however, that in the event that UNILEVER attempts to sell or otherwise transfer all or substantially all of its ownership interest in CMI or NEWCO to a third party without the consent of SCJ, POLYMER shall have a period of ninety (90) days in which to prevent such transfer, failing which, this Agreement shall thereafter be a POLYMER LICENSE.

j)  This Agreement shall become a POLYMER LICENSE immediately in the event HOLDCO, NEWCO, CMI, POLYMER or any of POLYMER’s sublicensees enters into a joint venture, co-marketing arrangement, or other strategic alliance with an SCJ COMPETITOR, or in the event ten percent (10%) or more of the voting shares or other issued and outstanding equity interests of POLYMER, CMI, HOLDCO, NEWCO or any sublicensee of POLYMER is acquired by an SCJ COMPETITOR, or if this Agreement is directly or indirectly, including by operation of law, assigned, assumed or in any way transferred to an SCJ COMPETITOR, whether as a result of a divestiture, restructuring, bankruptcy proceeding or otherwise.

k)  If POLYMER makes any assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct POLYMER’s business or affairs, or if it is adjudged in any legal action to be either a voluntary or involuntary bankrupt, the obligations of SCJ and the rights and privileges of POLYMER under this Agreement shall be deemed to have become a POLYMER LICENSE immediately prior to such assignment, appointment of trustee or receiver or bankruptcy without SCJ giving any notice or taking any legal action; provided, however, that upon the occurrence of a TRIGGERING EVENT, this Agreement, or the POLYMER LICENSE portion of this Agreement that is in place at such time, shall thereafter be a THIRD PARTY LICENSE. This Section shall also apply to POLYMER’s sublicensees under this Agreement; provided, however, that this Agreement shall convert only with respect to the sublicensed territory of any sublicensee that falls within the provisions of this Section.

l)  SCJ shall have the right to terminate any LICENSED BRAND and/or SCJ LICENSED PRODUCT from the license granted herein in the event SCJ discontinues the sale of the product(s) bearing the LICENSED BRAND or the sale of the SCJ LICENSED PRODUCT(S). The termination with respect to any such LICENSED BRAND and/or SCJ LICENSED PRODUCT shall be on twelve (12) months’ prior written notice to POLYMER, at the end of which POLYMER shall stop all manufacturing, marketing and sale of the SCJ LICENSED PRODUCT and/or products using the terminated LICENSED BRAND. During the twelve (12) month notice period, POLYMER shall conduct its business in the ordinary manner with respect to the SCJ LICENSED PRODUCTS and LICENSED BRANDS.

m)  SCJ shall have the right to eliminate the HOUSE MARK from the license granted to POLYMER herein if POLYMER fails to use the HOUSE MARK for a period of one year or more and, in such event, all rights to the HOUSE MARK (subject to Section 15(t)) shall revert to SCJ. In the event POLYMER fails, for a period of ninety (90) days or more, to diligently and continuously use any of the LICENSED BRANDS in the ordinary course of its business consistent with POLYMER’s practice prior to the date hereof, SCJ shall have the right to eliminate such LICENSED BRAND from the license granted to POLYMER herein on thirty (30) days prior written notice to POLYMER.

n)  Prior to the spin-off of a subsidiary, POLYMER shall change the name of such subsidiary to a name that does not include “JOHNSON.” In the event POLYMER fails to do so, this Agreement shall thereafter automatically be a POLYMER LICENSE.

o)  This Agreement shall be a POLYMER LICENSE at any time in the event that one or more of the following events has occurred and is continuing: (i) POLYMER, CMI, NEWCO or any subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any MATERIAL INDEBTEDNESS, when and as the same shall become due, subject to any applicable grace period and any waivers granted during the grace period by the applicable creditor; (ii) any event or condition occurs that results in any MATERIAL INDEBTEDNESS becoming due prior to its scheduled maturity; and (iii) any event or condition occurs that enables or permits (with or without the passage of time, the giving of notice or both, but subject to the applicable grace period and any waivers granted during the grace period by the applicable creditor) the agent or agents, creditor, lender or group of creditors or lenders under the SENIOR CREDIT AGREEMENT to cause the indebtedness outstanding thereunder to become due prior to its scheduled maturity; provided, however, that upon the occurrence of a TRIGGERING EVENT, this Agreement, or the POLYMER LICENSE portion of this Agreement that is in place at such time, shall thereafter be a THIRD PARTY LICENSE.

p)  Except as otherwise set forth in Section 15 hereof, upon termination of this Agreement:

i)  Except as otherwise permitted pursuant to Section 27 hereof, POLYMER shall cease all use of, and shall not thereafter adopt, use, register or otherwise claim or have rights in, any LICENSED BRANDS, HOUSE MARKS, TRADE NAMES, COMBINATION BRANDS and LICENSED PRODUCT MATERIALS, including use in advertising or promotion or on letterhead, business cards, invoices, etc., and, except as provided in Section 15(t), all rights granted to POLYMER pursuant to this Agreement shall revert to SCJ;

ii)  All sublicenses granted by POLYMER hereunder shall terminate and POLYMER shall notify its sublicensees of such termination immediately following receipt of notice of termination of this Agreement from SCJ;

iii)  POLYMER shall immediately notify and accordingly terminate all contract manufacturing agreements for SCJ LICENSED PRODUCTS;

iv)  POLYMER shall deliver to SCJ all customer lists for the sale of SCJ LICENSED PRODUCTS during the prior twelve (12) months;

v)  SCJ shall have the right to stop shipments of SCJ LICENSED PRODUCTS and products bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND by POLYMER and its subsidiaries;

vi)  POLYMER shall, and shall cause its subsidiaries to, promptly adopt trademarks for its products that are not similar to the LICENSED BRANDS and shall, and cause its subsidiaries to, adopt new house marks and trade names which do not use the name “JOHNSON” and are not similar to the HOUSE

MARK or TRADE NAME (provided that the use of “DIVERSEY” alone shall not be deemed similar to any HOUSE MARK or TRADE NAME);

vii)  POLYMER shall, and shall cause its subsidiaries to, take all steps necessary to change its corporate name to a name that does not include “JOHNSON”, including a vote of the shareholders, making necessary filings, publications and notices and ceasing to identify itself with references to “JOHNSON”. POLYMER shall cause its subsidiaries to amend their corporate charters and/or vote for the name change. POLYMER shall cause its subsidiaries and all subsequent subsidiaries to take the necessary post-termination actions to accomplish the change(s) of name; and

viii)  POLYMER shall, and cause its subsidiaries to, cooperate in efforts to avoid consumer confusion as to source, sponsorship or association.

q)  Upon termination only of POLYMER’s license under the LICENSED BRANDS, including due to this Agreement becoming a POLYMER LICENSE or THIRD PARTY LICENSE:

i)  Except as otherwise permitted pursuant to Section 27 hereof, POLYMER shall cease all use of, and shall not thereafter adopt, use, register or otherwise claim or have rights in, any LICENSED BRANDS and LICENSED PRODUCT MATERIALS, including use in advertising or promotion or on letterhead, business cards, invoices, etc., and all rights granted to POLYMER with respect thereto pursuant to this Agreement shall revert to SCJ;

ii)  All sublicenses of the LICENSED BRANDS granted by POLYMER hereunder shall terminate and POLYMER shall notify its sublicensees of such termination immediately following receipt of notice of termination of its license of the LICENSED BRANDS from SCJ;

iii)  POLYMER shall immediately notify and accordingly terminate all contract manufacturing agreements for SCJ LICENSED PRODUCTS;

iv)  POLYMER shall deliver to SCJ all customer lists for the sale of SCJ LICENSED PRODUCTS during the prior twelve (12) months;

v)  SCJ shall have the right to stop shipments of SCJ LICENSED PRODUCTS by POLYMER and its subsidiaries;

vi)  POLYMER shall, and shall cause its subsidiaries to, promptly adopt trademarks for its products that are not similar to the LICENSED BRANDS;

vii)  POLYMER shall, and cause its subsidiaries to, cooperate in efforts to avoid consumer confusion as to source, sponsorship or association.

r)  Upon termination of POLYMER’s and its sublicensee’s license under the LICENSED BRANDS in a sublicensed territory or this Agreement becoming a POLYMER LICENSE or THIRD PARTY LICENSE in a sublicensed territory, or termination of this Agreement with respect to a sublicensed territory, the provisions of Section 15(p) or Section 15(q), respectively, shall apply but only with respect to such sublicensed territory.

s)  POLYMER acknowledges and agrees that, except as permitted pursuant to Section 15 hereof, any continued use of the CHEMICAL MARKS following termination of this Agreement, or continued use of the LICENSED BRANDS following termination of POLYMER’s license thereunder, shall constitute infringement thereof and SCJ shall have the right to obtain temporary, preliminary and permanent injunctive relief against POLYMER’s and/or its sublicensees’ continued use thereof, in addition to all other remedies available to SCJ, and POLYMER shall be responsible for reimbursement to SCJ of all attorneys’ fees spent in enforcing its rights hereunder.

t)  SCJ agrees that it will not at any time do, cause to be done or assist others in doing, any act or thing contesting or in any way intending to impair CMI’s exclusive ownership of the DIVERSEY TRADE MARK and the DIVERSEY TRADE NAME. Notwithstanding anything contained herein including Sections 4(b), 5(a) and 27, except to the extent required to register the JD HOUSE MARK and license the JD HOUSE MARK and the JD TRADE NAME to POLYMER pursuant to this Agreement (i) SCJ shall have no rights in and shall not at any time, including after termination of all or any portion of this Agreement, own, use or license to any third party (including any SCJ AFFILIATE) the DIVERSEY TRADE NAME or the DIVERSEY TRADE MARK, and (ii) SCJ shall not use or license to any third party (including any SCJ AFFILIATE), at any time including after termination of all or any portion of this Agreement, any JD HOUSE MARK or any JD TRADE NAME.

u)  For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, upon the occurrence of any of the events described in Sections 15(e), 15(f), 15(g), 15(i), 15(j), 15(k), 15(n), 15(o) or 22(b) prior to the occurrence of a TRIGGERING EVENT, all aspects of this Agreement and the licenses granted herein to the extent they do not relate to the HOUSE MARK and TRADE NAME shall terminate and this Agreement shall thereafter be a POLYMER LICENSE, and, further, upon the occurrence of a TRIGGERING EVENT, this Agreement, or the POLYMER LICENSE portion of this Agreement that is in place at such time, shall become a THIRD PARTY LICENSE. For the avoidance of doubt, no circumstance or event that takes place on or prior to the occurrence of the TRIGGERING EVENT (including the TRIGGERING EVENT itself) shall give rise to a right for SCJ to terminate the THIRD PARTY LICENSE which was granted as a result of the TRIGGERING EVENT. SCJ shall at all times have the right to seek specific performance (including injunctive relief) and monetary damages for POLYMER or its sublicensee’s failure to comply with the terms of the POLYMER LICENSE.

16.  RELATIONSHIP OF THE PARTIES.    Notwithstanding any other provision of this contract, POLYMER shall not bind or obligate SCJ in transactions with others and shall be liable to SCJ for any damages to SCJ or its reputation arising out of any acts of POLYMER or its subsidiaries (including production and sale of defective products or misrepresentations concerning SCJ LICENSED PRODUCTS), nor shall anything herein be construed as authorizing POLYMER or its subsidiaries to conduct its business in the name of or for the account of SCJ. In addition, neither this Agreement nor the performance of its terms shall create or be deemed to create the relationship of principal-and-agent or partners or co-adventurers between POLYMER and SCJ.

17.  LICENSED PRODUCT MATERIALS.    POLYMER acknowledges the distinctiveness of and proprietary interest of SCJ in the LICENSED PRODUCT MATERIALS.

18.  DISCLAIMER; INDEMNIFICATION; INSURANCE.

a)  SCJ HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, REGARDING THIS AGREEMENT, THE CHEMICAL MARKS, THE SCJ LICENSED PRODUCTS AND THE LICENSE GRANTED HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND INCLUDING ANY INFORMATION OR DATA OF EITHER PARTY USED BY THE OTHER PARTY OR ITS SUBLICENSEES IN REGISTERING A PRODUCT IN ACCORDANCE WITH SECTION 20.

b)  Neither SCJ nor any of its subsidiaries will be responsible or liable with respect to any third party claims or lawsuits for damages to the extent attributable in any way to the manufacturing, storing, packaging, using, selling, advertising, distributing or transporting of products using the CHEMICAL MARKS by POLYMER, its sublicensees or anyone acting on behalf of POLYMER or its sublicensees, including but not limited to any of their contract manufacturers or packers, and POLYMER shall defend, indemnify and hold harmless SCJ, its subsidiaries, officers, directors, employees and agents from any loss, claim, damage, demand, payment, lawsuit, action, recovery, judgment, cost and expense of every nature and description brought or recovered against SCJ or expended by SCJ, including without limitation, the payment of reasonable attorneys’ fees and other litigation expenses and recall expenses, to the extent attributable in any way to the manufacturing, storing, packaging, using, selling, advertising, distributing or transporting of products using the CHEMICAL MARKS by POLYMER, its sublicensees or anyone acting on behalf of POLYMER or its sublicensees, including but not limited to any of their contract manufacturers or packers, or otherwise arising from the performance or non-performance by POLYMER (or its sublicensees or agents or representatives) of its obligations under this Agreement.

c)  Throughout the term of this Agreement, POLYMER shall hold general liability insurance in the amount of [**] per occurrence with SCJ as an additional insured.

19.  REGULATORY RECALL.

a)  POLYMER shall promptly notify SCJ, and SCJ shall promptly notify POLYMER, if POLYMER or SCJ, as the case may be, reasonably determines at any time that any SCJ LICENSED PRODUCT or any product bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND (i) is or may be misbranded or adulterated, whether pursuant to the Federal Food, Drug and Cosmetic Act, the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) or otherwise, (ii) otherwise is not or may not be in compliance with applicable federal, state, local or foreign laws or regulations, including registration and labeling requirements of the United States Environmental Protection Agency, the United States Food and Drug Administration or the United States Department of Agriculture or any similar state, local or foreign authorities, or (iii) otherwise poses a health or safety risk or could give rise to claim that the product is defective (in any such case, a “Designated Product”). In addition, each of POLYMER and SCJ shall promptly notify the other party in the event of any pending or threatened governmental or regulatory inquiry, investigation or action with respect to any SCJ LICENSED PRODUCT or any product bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND.

b)  POLYMER shall promptly notify SCJ of any claims, lawsuits, reports or allegations of adverse effects related to Designated Products which could give rise to a reporting obligation under federal and/or state laws, including but not limited to Section 6(a)(2) of FIFRA, Sections 15(b) and 37 of the Consumer Product Safety Act and Sections 8(c) and 8(e) of the Toxic Substances Control Act. POLYMER shall also give SCJ prompt notice of all product liability claims involving any SCJ LICENSED PRODUCT or any product bearing a HOUSE MARK, TRADE NAME or COMBINATION BRAND.

c)  POLYMER shall have, subject to prior consultation with SCJ (or, in the event of any Designated Product which was manufactured by SCJ, prior approval by SCJ), the right to take any action it reasonably determines to be appropriate with respect to a Designated Product, including but not limited to recalling, retrieving or withdrawing the Designated Product, making a public announcement with respect to the Designated Product or notifying any governmental or regulatory authority in connection therewith; [**]

d)  Notwithstanding the foregoing, if POLYMER elects not to recall, retrieve or withdraw the Designated Product or to notify any governmental or regulatory authority, and SCJ continues to have a reasonable and good faith belief that [**]

In the event of such a [**], POLYMER shall promptly take appropriate steps to effect a recall, retrieval or withdrawal of such Designated Product in the manner contemplated by the [**]. The costs and expense of any recall, retrieval or withdrawal shall be paid by POLYMER.

e)  SCJ shall cooperate in good faith with POLYMER in connection with any recall, retrieval or withdrawal of a Designated Product. Except as provided in the preceding paragraph, each of POLYMER and SCJ shall pay its own costs and expenses incurred in connection with taking any actions with respect to Designated Product pursuant to this Section 19; provided that payment of such costs and expenses by either such party shall not be deemed to prejudice or otherwise affect SCJ’s indemnification rights under Section 18 hereof.

20.  PRODUCT REGISTRATIONS.    POLYMER is responsible for obtaining and maintaining any federal or state product registrations required for POLYMER to sell or permit its sublicensees to sell products, including without limitation, SCJ LICENSED PRODUCTS, covered by U.S., state and foreign government registrations (e.g., products registered with the US Environmental Protection Agency and similar state and foreign agencies). Upon POLYMER’s request, SCJ agrees that POLYMER and its sublicensees shall be given access to and may cite SCJ’s data in order to obtain their own product registrations for SCJ LICENSED PRODUCTS without the payment of any license or other fee to SCJ. Upon SCJ’s request, POLYMER agrees that SCJ shall be given access to and may cite POLYMER’s data in order to obtain its own product registrations for modified formulations of SCJ LICENSED PRODUCTS, as such modified formulations have been approved by SCJ pursuant to the terms of this Agreement, without the payment of any license or other fee to POLYMER. Each of POLYMER and SCJ understand that certain product registrations and government regulations may limit the sale or distribution of certain products to a specific channel of trade or customer type. The parties shall meet in good faith to develop a protocol for resolving any issues relative to sales of a particular product or formula to a particular channel of trade. Any disputes in this regard which the parties are unable to resolve on their own shall be resolved in accordance with the applicable dispute resolution procedures set forth in Section 28 hereof.

21.  RESERVATION OF RIGHTS.    All rights not specifically and expressly granted by SCJ to POLYMER herein are reserved by SCJ.

22.  CONSTRUCTION, ENFORCEMENT AND ASSIGNABILITY.

a)  The parties hereto agree that this Agreement is limited in scope to the trademark rights licensed hereunder and that this Agreement and the TECHNOLOGY AGREEMENT contain the entire understanding between the parties, and all previous agreements between SCJ and POLYMER relating to the matters contained herein in the premises (including but not limited to the Prior Agreements) are hereby superseded and replaced by this Agreement. It is understood and agreed between the parties that nothing in this Agreement shall limit the rights granted to POLYMER under the TECHNOLOGY AGREEMENT. This Agreement shall not affect in any way the respective rights of the parties to enter into other contracts or business transactions between them with respect to property, goods, services or industrial property rights outside the scope of this Agreement.

(b)  This Agreement, and the licenses granted hereunder by SCJ, are indivisible, non-severable and strictly personal to POLYMER . SCJ has entered into this Agreement on the terms and conditions set forth herein based on an expectation of personal performance by POLYMER and in reliance on the maintenance of control of POLYMER, directly or indirectly, by the EXEMPT PERSONS. As a result, the parties agree that, except with respect to the right to sublicense and use contract manufacturers as expressly permitted hereunder, POLYMER shall not, directly or indirectly including by operation of law, assign, delegate or otherwise transfer this Agreement, in whole or in part, or any rights, privileges, duties and obligations hereunder without the prior written consent of SCJ except to any POLYMER successor limited liability company pursuant to Wisconsin statutes Section 180.1161 or except as a result of or in connection with an event of the type described in Section 15(k) or Section 15(o) or otherwise as required by lenders or creditors under any MATERIAL INDEBTEDNESS. Any attempted assignment, delegation or transfer in violation of this Section shall be null and void and of no force or effect and shall give SCJ the right to terminate this Agreement immediately on written notice to POLYMER; provided, however, that upon the assignment, delegation or other transfer of this Agreement or any rights, duties or privileges hereunder by POLYMER to a third party as a result of or in connection with an event of the types described in Section 15(k) or Section 15(o) or otherwise as required by lenders or creditors under any MATERIAL INDEBTEDNESS, this Agreement shall thereafter be a POLYMER LICENSE; provided, further, that upon the occurrence of the foregoing as a TRIGGERING EVENT, this Agreement, or the POLYMER LICENSE portion of this Agreement that is in place at such time, shall thereafter be a THIRD PARTY LICENSE. POLYMER shall not have the right to use this Agreement, the LICENSED BRANDS, the HOUSE MARK, the TRADE NAME or the COMBINATION BRANDS as collateral or other security other than pursuant to any senior secured credit agreement pursuant to which POLYMER or any of its AFFILIATES grants a security interest in all or substantially all of its assets. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin without regard to Wisconsin’s conflict of laws provisions. The section titles used in this Agreement are for reference purposes only and are not intended to add to, or limit or in any other way, change the meaning of the language of the Agreement.

23.  NOTICES TO PARTIES.    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

If to SCJ:

S.C. Johnson & Son, Inc.
1525 Howe Street
Racine, WI 53403-2236
Attention: Assistant to the President
Facsimile: (414) 260-3687

Copy to:

General Counsel
S.C. Johnson & Son, Inc.
1525 Howe Street
Racine, WI 53403-2236
Facsimile: (414) 260-4235

If to POLYMER:

Johnson Polymer, Inc.
8310 16th Street
Sturtevant, WI 53177-0902
Attention: Vice President — Global Marketing
Facsimile: (414) 631-4149

Copy to:

General Counsel
S.C. Johnson Commercial Markets, Inc.
8310 16th Street
Sturtevant, WI 53177-0902
Facsimile: (414) 631-4249

24.  WAIVER.    The failure of SCJ at any time to enforce any of the provisions of this Agreement or to exercise any right herein provided shall not be considered a waiver of such or any other provision or in any way affect the validity of this Agreement.

25.  SEVERABILITY.    It is hereby expressly agreed by both parties that no portion of this Agreement is intended to be in violation of any antitrust or other regulatory laws of the United States or of any other country which may at any time have jurisdiction over either party hereto or the Agreement itself. Should any portion of this Agreement constitute an agreement, combination, or conspiracy prohibited by any such law or be contrary to or in violation of any such law or be contrary to or in violation in any other manner of any such law, said portion shall be void and of no effect in the relevant jurisdiction(s). This Agreement shall be valid and remain in force in all other jurisdictions, and the remainder of this Agreement shall be valid and remain in force in the affected jurisdiction(s) notwithstanding the invalidity of such offending portion. Notwithstanding the foregoing, the parties agree that the rights granted under this Agreement, including, without limitation, pursuant to Sections 2, 3 and 15(t), are non-severable and indivisible, and shall vest solely in POLYMER.

26.  COVENANT OF SECRECY.    During the term of this Agreement and thereafter, POLYMER shall hold, and cause each of its officers, employees, agents, consultants, advisors, sublicensees, contract manufacturers and packers to hold, in strict confidence, all information concerning SCJ furnished to it by SCJ or its representatives pursuant to this Agreement or otherwise in the possession of POLYMER (“Confidential Information”), unless compelled to disclose such information by judicial or administrative process or, in the opinion of counsel, by other requirements of law (in which case POLYMER shall promptly notify SCJ so that SCJ may seek a protective or other appropriate remedy); and POLYMER shall not release or disclose such Confidential Information to any other person (including but not limited to its AFFILIATES), except its sublicensees, contract manufacturers, packers, auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be bound by the provisions of this Section 26. For purposes of this Section 26, Confidential Information does not include information that is demonstrably developed independently by POLYMER or lawfully obtained from a third party without breach by any such third party of any confidentiality obligation to SCJ or information which is public except as a result of wrongful disclosure by POLYMER. POLYMER agrees that any breach of this Section 26 by POLYMER, its AFFILIATES, or any of its officers, employees, agents, consultants, advisors, sublicensees, contract manufacturers or packers shall cause irreparable injury to SCJ, that SCJ shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and, further, that POLYMER shall waive any requirement for the securing or posting of any bond in connection with any such remedy.

27.  REPURCHASE ON TERMINATION.

a)  Upon termination of this Agreement in its entirety or in a sublicensed territory, SCJ at its option may purchase from POLYMER, and POLYMER agrees to sell to SCJ upon exercise of said option, any or all current inventories of raw materials and finished goods required for the performance of this Agreement or for performance of this Agreement in the sublicensed territory, as applicable, at POLYMER’s costs provided such inventories conform to the provisions of this Agreement, such option to be exercised by written notice within thirty (30) days after the effective date of termination. In the event SCJ chooses not to exercise such option, POLYMER shall have a period of ninety (90) days following the date of such termination in which to sell off its entire inventory of SCJ LICENSED PRODUCTS and products bearing a HOUSE MARK or, to the extent applicable, its inventory of SCJ LICENSED PRODUCTS and products bearing a HOUSE MARK in the sublicensed territory, unless such termination was the result of a CHANGE OF CONTROL, in which event POLYMER shall destroy its inventory immediately following such termination; provided, however, that the foregoing shall not apply to products bearing a HOUSE MARK or TRADE NAME which POLYMER has the right to sell pursuant to Section 15 if the Agreement becomes a POLYMER LICENSE or THIRD PARTY LICENSE.

b)  Upon termination of POLYMER’s license under the LICENSED BRANDS in its entirety or in a sublicensed territory, including due to this Agreement becoming a POLYMER LICENSE or THIRD PARTY LICENSE, SCJ at its option may purchase from POLYMER, and POLYMER agrees to sell to SCJ upon exercise of said option, any or all current inventories of finished SCJ LICENSED PRODUCTS or, to the extent applicable, such inventories of SCJ LICENSED PRODUCTS in the sublicensed territory, at POLYMER’s cost provided such inventories conform to the provisions of this Agreement, such option to be exercised by written notice within thirty (30) days after the effective date of termination. In the event SCJ chooses not to exercise such option, POLYMER shall have a period of ninety (90) days following the date of such termination in which to sell off its entire inventory of SCJ LICENSED PRODUCTS or, to the extent applicable, its inventory of SCJ LICENSED PRODUCTS in the sublicensed territory. In the event SCJ chooses to exercise such option, SCJ shall have the right to sell off the acquired inventory of SCJ LICENSED products and to utilize the CHEMICAL MARKS for that purpose.

28.  DISPUTE RESOLUTION.

a)  Any controversy or claim arising out of or relating to this Agreement and any modifications thereof, as well as any breaches thereof (a “Dispute”), shall first be referred to a representative for each company that has been designated as the overall point person for inter-business intellectual property matters who will clarify and attempt to resolve the Dispute to the mutual satisfaction of the parties.

b)  In the event the Dispute is not able to be resolved by such person, the CEO of each party shall refer the Dispute to a senior representative of each such party that has no direct operational responsibility for the matter (for example, the appropriate Regional Director for each party.) The party representatives shall negotiate in good faith in an attempt to resolve the Dispute.

c)  In the event the party representatives are unable to settle the Dispute through negotiation, then:

i)  with respect to any Dispute concerning breach or default under the Agreement as a result of POLYMER’s or its sublicensee’s actions or inaction with respect to a LICENSED BRAND or SCJ LICENSED PRODUCT or any Dispute concerning competition by POLYMER in connection with products sold outside the CHEMICAL SALES CHANNELS OF TRADE, the dispute shall be referred to the Board of Directors of SCJ who will have ultimate authority to resolve the Dispute as it sees fit, and the parties agree to be bound by the final decision of the Board of Directors of SCJ and agree not to challenge such decision in court or before any other judicial or administrative body;

ii)  with respect to any Dispute concerning breach or default under the Agreement as a result of POLYMER’s or its sublicensee’s actions or inaction with respect to the HOUSE MARKS or TRADE NAMES or any Dispute concerning whether or not POLYMER or any of its sublicensees engaged in CONDUCT DEEMED DETRIMENTAL, the Dispute shall be referred to the Board of Directors of SCJ who will have ultimate authority to resolve the Dispute as it sees fit, and the parties agree to be bound by the final decision of the Board of Directors of SCJ and agree not to challenge such decision in court or before any other judicial or administrative body; and

iii)  with respect to any other Dispute arising out of or relating to this Agreement, the Dispute shall be referred to the Chairman of SCJ who will have ultimate authority to resolve the Dispute as he sees fit, and the parties agree to be bound by the final decision of the Chairman of SCJ and agree not to challenge such decision in court or before any other judicial or administrative body.

29.  SURVIVAL.    The rights and obligations of the parties under Sections 3(b), 4(b), 4(c), 4(g), 5(a), 5(b), 5(c), 5(d), 7, 8(f), 9(c), 9(g), 12(b), 14(b), 15(c), 15(d), 15(e), 15(f), 15(p), 15(q), 15(r), 15(s), 16, 17, 18, 19, 22, 23, 26, 27 and 28, as well as any other provision which by its terms extends beyond the termination hereof, shall survive the termination or expiration of this Agreement.

30.  NO STRICT CONSTRUCTION.    Each of SCJ and POLYMER confirm that they have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against either party.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Agreement as of the date given in the preamble of this Agreement.

S. C. JOHNSON & SON, INC.

By:	/s/ H. FISK JOHNSON
H. Fisk Johnson Chairman

JOHNSON POLYMER, INC.

By:	/s/ MICHAEL J. BAILEY
Michael J. Bailey Senior Vice President and Chief Financial Officer

State of	)
County of	) ss.
United States of North America	)

Personally came before me, this              day of             , 2002,             ,             , and             ,             , of S. C. JOHNSON & SON, INC., whom I know to be the persons who executed the preceding document, and whom I know to be the              and the              of said corporation, and I certify that they executed the preceding document as said executives of the corporation, in accordance with the laws of the same.

Notary Public, State of
My commission

State of New York	)
County of New York	) ss.
United States of North America	)

Personally came before me, this 3rd day of May, 2002, Michael J. Bailey,                                                  , and                                  ,                                      , of JOHNSON POLYMER, INC., whom I know to be the persons who executed the preceding document, and whom I know to be the Senior Vice President and the Chief Financial Officer of said corporation, and I certify that they executed the preceding document as said executives of the corporation, in accordance with the laws of the same.

/s/ YAHAYRA REYES	YAHAYRA REYES NOTARY PUBLIC, State of New York No: 01RE6068711 Qualified in Westchester County Commission Expires January 14, 2006
Notary Public, State of New York My commission